Metamaterial Technologies USA, Inc
a subsidiary of META® Materials Inc., a Nevada Corporation,
headquartered in Nova Scotia, Canada

META Materials Inc.

5880 W. Las Positas Blvd, Suite 37

Pleasanton, California 94588

United States of America

Exhibit 10.7

June 27, 2023

David D. Eaton

[ ].com

Subject:Employment Offer – Chief Legal Officer

Dear Mr. Eaton,

On behalf of Metamaterial Technologies USA, Inc. (“MTI-US”), a wholly-owned subsidiary of Meta Materials Inc. (“META”), we are pleased to offer you a permanent, full-time position as a Chief Legal Officer. Should you decide to join us, you will become part of a fast-paced and dedicated team that works together to provide our clients with the highest possible level of service and product engineering.

As a member of our team, we would ask for your commitment to deliver outstanding quality and results that exceed client expectations. In addition, we expect your personal accountability in all the products, actions, advice and results that you provide as a representative of MTI-US. In return, we are committed to providing you with every opportunity to learn, grow and stretch to the highest level of your ability and potential.

We are confident that you will find this new opportunity both challenging and rewarding. The following points outline the terms that we are proposing.

1. Position title: Chief Legal Officer

2. Job description: You will perform the duties and have the responsibilities and authority customarily performed and held by that of a Chief Legal Officer, more particularly as set out in Appendix A attached hereto.

3. Start date: MTI-US requests that you begin work in this new position as soon as possible and, in any event, no later than July 12th, 2023 (or as soon as possible).

4. Hours of work: Core working hours will be defined by your reporting manager and you will perform your duties within those times. Normal hours of service is forty (40) hours per week.

5. Reporting relationship: You will be reporting to George Palikaras,CEO, working out of our MTI-US’s facilities in Pleasanton, California or remotely.

6. Salary: $285,000 per annum (the “Base Salary”).

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7. Vacation: You will be eligible for 20 days paid vacation, pro-rated for partial calendar year if appropriate.

8. Group benefits: Our standard PPO Medical Insurance (health, dental and vision) is also provided, in accordance with MTI-US’s current benefit plans in place from time to time, subject to the terms and conditions and coverage limitations of such plans. We also offer a wellness allowance of $250 per year to be used towards gym membership, sports equipment, or nutritional consultation. We reserve the right to modify, supplement and/or change the benefits plan from time to time.

9. Initial Option: At the first meeting of the Board following the Effective Date, the Company will recommend that Employee be granted a stock option to purchase 320,000 shares of Parent common stock (the “Initial Option”), subject to Employee’s continued employment through the grant date. The Initial Option shall have an exercise price equal to the fair market value of a share of Company’s common stock on the date of grant. The Company will recommend that the shares subject to the Initial Option be scheduled to vest 25% annually over four years, subject to Employee’s continued service with the Company through each vesting date. The Initial Option will be subject to the terms, definitions and provisions of the Company’s 2021 Equity Incentive Plan and a stock option agreement by and between Executive and the Parent, both of which documents are incorporated herein by reference.

10. Equity participation: Upon approval by META’s Board of Directors (the “Board”), you will be granted 100,000 RSUs in accordance with META's Employee Equity Incentive Compensation Plan. RSUs granted will vest in accordance with the plan.

11. Annual bonus: You are eligible to receive a performance-based bonus of up to 50% of the Base Salary, payable at the sole discretion of MTI-US. In order for any bonus to be awarded, the corporate objectives of META, as set by its Board in an agreed-upon scorecard, must be achieved. Once those objectives are achieved, you are eligible to earn this annual bonus on the achievement of specific annual personal objectives, in accordance with META’s policies (the "Bonus''). You understand and agree that the payment of a Bonus in any year does not give rise to any entitlement to a Bonus in another year and that, at all times, the determination of whether corporate or personal objectives have been achieved, whether a Bonus is payable and the amount of any such Bonus are within the absolute discretion of MTI-US. Participation in the bonus program is subject to the terms of such bonus plan(s), as may be amended from time to time by META.

You must be employed by MTI-US at the end of the fiscal year for which the Bonus is to be established in order to claim entitlement to such Bonus. For greater certainty, in the event that your employment terminates, (whether by resignation, dismissal, with or without cause, or for whatever other reason) in the course of the year for which a Bonus would otherwise be payable, you shall have no right to any portion of the Bonus, whether pro-rated or otherwise.

12.At-will employment: Please note that your employment with the Company constitutes “at will” employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause.

13.Termination: If the employment agreement ends due to Termination without Cause or Resignation for Good Reason, subject to the executive signing and not revoking a separate agreement and release,

the Company will continue payment of the Executive’s Base Salary for a period equal to six (6) months following the termination date. In the event of a Change of Control the Company will continue payment of the Executive’s Base Salary for a period equal to twelve (12) months following the effective change date.

14. Pre-employment conditions: Should you decide to accept this offer, we shall require the following from you on or before your Start Date:

(a) Execution of our Confidentiality and Non-Solicitation Agreements;

(b) Documentary evidence of your identity and eligibility for employment in the USA;

This offer is open for acceptance until 3:00 pm Monday, 3rd July 2023, following which this offer is rescinded.

On your first day of employment, you will be provided with additional information about the company objectives and policies, benefit programs, and general employment conditions.

We look forward to the opportunity to work with you in an atmosphere that is successful and mutually challenging and rewarding.

Sincerely,

/s/ George Palikaras June 27, 2023

George Palikaras Date

President & CEO

Metamaterial Technologies USA, Inc.

With the signature below, I accept this offer for employment.

/s/ David D. (Dan) Eaton June 27, 2023

David D. Eaton Date

Encl:

Appendix A – Job Description

Appendix B - Confidentiality, Proprietary Property, and Invention Assignment

Exhibit A - List Of Prior Inventions And Original Works Of Authorship

Exhibit B - California Labor Code Section 2870

Exhibit C – Termination Certification

Exhibit D - Conflict Of Interest Guidelines

Appendix C - Non-Solicitation Agreement